Exhibit 99
NEWS RELEASE

For Immediate Release

Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com

Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Board of Directors Declares Quarterly Common Stock Dividend

Racine, WI, January 19, 2005 -- The Board of Directors of Modine Manufacturing Company (NYSE: MOD) today declared a quarterly common stock dividend of 16.25 cents per share, payable on March 3, 2005 to shareholders of record as of the close of business on February 20, 2005.

Modine, with fiscal 2004 revenues of $1.2 billion, specializes in thermal management systems and components, bringing heating and cooling technology and solutions to diversified global markets. The Company s products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Modine employs more than 8,500 people worldwide at 35 facilities. More information about Modine can be found at www.modine.com.